STATE OF DELAWARE
                           CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION

O FIRST: That at a meeting of the Board of Directors of Jutland Enterprises, Inc. resolutions were duly adopted setting forth proposed amendments of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and resulting in the entry of Shareholder Consents to Action without a Meeting by the fifty seven percent shareholder of said corporation approving the proposed actions. The resolutions setting forth the proposed amendment is as follows:

O RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing the first paragraph of Article IV, "Authorized Shares" so that, as amended, the first paragraph of the said Article shall be and read as follows:

              "The Corporation shall have authority to issue an aggregate of 205,000,000 shares, of which 5,000,000 shares shall be preferred stock, $.001 par value (hereinafter the "Preferred Stock"), and 200,000,000 shares shall be common stock, par value $.001 (hereinafter the "Common Stock"). The powers, preferences, and rights, and the qualifications, limitations, or restrictions thereof, of the shares of stock of each class and series which the Corporation shall be authorized to issue, is as follows:"

O RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing Article I, "Name" so that, as amended Article I shall be and read as follows:

                  "The  name  of  the corporation (the "Corporation")  shall be:
         Professional Wrestling Alliance Corporation.

O        SECOND:   The  necessary  number  of shares as required by statute were voted in favor of  the amendments.

O THIRD: That the said amendments were duly adopted in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

O FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

                                                 BY: __/s/______________________
                                                     President and Director

                                                  NAME:     RICHARD D. SURBER